SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 15, 2018
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))
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Item 7.01    Regulation FD Disclosure

This report is filed quarterly to disclose assets under management (“AUM”) by asset manager, prior to the availability of Principal Financial Group, Inc's (the "Company") quarterly earnings release. The amounts presented herein will be consistent with the format of AUM by asset manager and presented again in such format within the Company's financial supplement for the quarter ended September 30, 2018 when that document is posted to the Company's investor relations web site on or about October 25, 2018.

As of September 30, 2018, the AUM by asset manager were $426.5 billion for Principal Global Investors (“PGI”) and $157.5 billion for Principal International and Other Entities of the Company. Other Entities of the Company include Principal Life Insurance Company and Principal Bank.

Note: As previously disclosed, effective August 3, 2018, the Company agreed to a realignment of a real estate investment management team within the PGI segment. With the realignment, PGI no longer manages approximately $9.0 billion of assets for a large real estate client and will be reflected in the operations disposed line of the financial supplement for AUM rollforward purposes. As a result, the recognition of a performance fee that was earned due to successful management of the assets, which drove market value appreciation of the real estate investments, was accelerated. During the third quarter, the Company will recognize, within the PGI segment, approximately $250.0 million of fees and other revenue related to the performance fee. This will be partially offset by approximately $150.0 million of operating expenses related to revenue sharing arrangements, resulting in an approximate $100.0 million increase to income before income taxes ($70 million increase to net income).

The net impact of the accelerated performance fee will flow through non-GAAP operating earnings. Ongoing impacts to net income and non-GAAP operating earnings are not expected to be material.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: /s/ John Egan
Name: John Egan
Title: Vice President - Investor Relations

Date:    October 15, 2018